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September 15, 2003

      TITAN INTERNATIONAL, INC. MEETS NYSE MINIMUM SHARE PRICE REQUIREMENT


Quincy, IL. - The New York Stock Exchange (NYSE) has confirmed that Titan International, Inc., (NYSE: TWI) successfully met the NYSE's minimum share price requirement and is in good standing with the NYSE.

In March 2003, Titan International, Inc. (Titan) was notified by the NYSE that its common stock had fallen below the NYSE's continued listing criteria relating to minimum share price of $1.00. Titan has been in a six-month cure period, which ended September 12, 2003. At the close of trading on September 12, 2003, Titan's stock was trading at $2.14, with the thirty-day average closing price of $1.90 on the stock. As such, Titan has been notified by the NYSE it has met the minimum share price requirement.

"Titan is pleased to have resolved the minimum share price criteria with the NYSE. We appreciate our stockholders recognizing that Titan's book value is approximately three times our stock price," commented Maurice Taylor, Jr., Titan president and CEO. "We will continue to focus our efforts on producing innovative products, including new wheels, tires and assemblies. These products are being developed and tested to generate increased sales for Titan in order to build market share and profitability."

Titan is a global supplier of mounted wheel and tire systems for off-highway equipment used in agriculture, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications. Titan has manufacturing and distribution facilities worldwide.